COVENANT TRANSPORTATION GROUP ANNOUNCES FIRST QUARTER FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – April 21, 2008 - Covenant Transportation Group, Inc.  (Nasdaq/NMS:CVTI) announced today financial and operating results for the first quarter ended March 31, 2008.

Financial and Operating Results

For the quarter, total revenue increased 9.2%, to $181.7 million from $166.4 million in the same quarter of 2007.  Freight revenue, which excludes fuel surcharges, increased 3.5%, to $148.6 million in the 2008 quarter from $143.5 million in the 2007 quarter.  The Company measures freight revenue because management believes that fuel surcharges tend to be a volatile source of revenue and the removal of such surcharges affords a more consistent basis for comparing results of operations from period to period.  The Company reported net loss of $7.8 million, or ($0.56) per basic and diluted share, in the first quarter of 2008 compared to a net loss of $2.1 million, or ($0.15) per basic and diluted share, for the first quarter of 2007.

Overview

On March 26, 2008, the Company announced preliminary expected results in a range of a loss of 40 cents to 50 cents per share.  The actual loss for the quarter was worse than the anticipated range primarily as a result of poor workers’ compensation experience in the quarter and higher than expected final quarterly adjustments based on the completion of our quarter-end internal actuarial analysis of our self-insured claims accruals.

The Company's operating ratio (operating expenses, net of fuel surcharge revenue, as a percentage of revenue, excluding fuel surcharge revenue) was 106.5% for the first quarter of 2008 compared with 101.9% for the first quarter of 2007.  Excluding the cost of fuel, however, the Company's operating results in the first quarter of 2008 were slightly better than the operating results in the first quarter of 2007.  The following table reflects the effect of fuel prices on operating results:

	Three Months ended March 31,
	2008	2007
Operating loss	$(9,594)	$(2,744)
Addback: Fuel expense, net of surcharge revenue	30,380	23,140
Operating income, excluding fuel expense	$20,786	$20,396

In addition to the fuel price difference described above, the significant difference in earnings per share between the 2007 quarter and the 2008 quarter primarily was attributable to an atypical tax item in the 2007 period.  The 2007 first quarter net loss of 15 cents per share included what became too large of a tax benefit based on a revised estimate of the Company’s effective tax rate.  The effective tax rate increased because annual forecasted profitability at March 31, 2007 changed dramatically based on the actual poor results of the 2007 second quarter.  Accordingly, an amount representing 12 cents per share that would have been recorded in the first quarter of 2007 was subsequently recorded as additional tax expense in the second quarter of 2007.

Market Viewpoint

The freight market continued to be very challenging during the first quarter of 2008.  Trucking capacity continued to exceed demand, which allowed shippers to remain reluctant to increase freight rates or fuel surcharge reimbursement programs.  Many shippers used bid processes to maintain downward pressure on freight rates.  During the quarter, the Company participated in 245 freight bid packages compared with 52 in the first quarter of 2007 and 595 in the entire year of 2007.  Several significant bids remain currently outstanding.

Freight was soft across all service offerings.  In this environment, the Company moved assets out of the Expedited, Star Transportation, Dedicated, and SRT service offerings.  On a temporary basis, these assets were either disposed or allocated to the Covenant Regional operation, which placed significant pressure on that service offering's results.  The southeastern United States remained the weakest area of the country, as the downturns in housing and automobile-related industries disproportionately affect that region.  The Southeast is a critical region for the Company because of the concentration of Star Transportation and Covenant Transport trucks.  On the other hand, freight demand in California and for our Expedited service offering held up better than the other service offerings.  The consolidated freight obtained from freight brokers was approximately 15% of revenue in the first quarter of 2008, compared with approximately 13% of revenue in the first quarter of 2007.  Although freight from brokers helps keep trucks moving, most freight from brokers is characterized by low rates and no fuel surcharge.  The percentage of broker freight negatively impacted the Company's net cost of fuel.

For the immediate future, the Company expects the freight market to remain highly competitive.  Over time, the relationship between freight demand and trucking capacity is expected to improve, because new truck orders have remained below the long term industry replacement rate for several quarters and difficult operating conditions have increased the likelihood of trucking company failures.  The slowdown in the freight economy over the past several months, however, makes the timeframe for an improvement in the supply-demand relationship longer than previously anticipated and uncertain.

Operating Data

On a consolidated basis, the Company achieved a 0.3% increase in average freight revenue per tractor per week.  The improvement resulted primarily from a 1.2% increase in miles per tractor per week, partially offset by a 0.9% decrease in average freight revenue per total mile.  The following chart indicates the approximate contribution of each asset-based service offering toward the Company's consolidated operating statistics:

	Percentage Change Compared with the First Quarter of 2007
Service Offering	Average Freight Revenue Per Total Mile	Average Miles Per Tractor	Average Freight Revenue per Tractor	Average Truck Count
SRT	0.9%	1.3%	2.3%	(2.3%)
Cov. Expedited	1.2%	4.2%	5.5%	(9.2%)
Cov. Dedicated	(5.4%)	14.2%	8.0%	(4.8%)
Star	(1.4%)	(4.7%)	(5.7%)	(3.6%)
Covenant Regional	(2.9%)	(8.3%)	(11.0%)	12.8%
Consolidated	(0.9%)	1.2%	0.3%	(3.6%)

As mentioned earlier, the growth in the Covenant Regional operation resulted from temporary assignment of units from other service offerings pending a decision to dispose of or re-assign those trucks.

Covenant Transport Solutions, the Company's non-asset based freight brokerage operation, generated $10.0 million in revenue for the first quarter of 2008 compared to $2.1 million in revenue for the first quarter of 2007.  Covenant Transport Solutions added several senior operating personnel during the quarter and finished March with a carrier base of 6,368 qualified carriers.

Fuel Prices

The Company receives a fuel surcharge on its loaded miles from most shippers.  However, this does not cover the entire increase in fuel prices for several reasons, including the following:  surcharges cover only loaded miles, not the approximately 11% of non-revenue miles we operate; surcharges do not cover miles driven out-of-route by our drivers; and surcharges typically do not cover refrigeration unit fuel usage or fuel burned by tractors while idling.  Moreover, most of the approximately 15% of our business during the first quarter relating to shipments obtained from freight brokers did not carry a fuel surcharge.  Finally, fuel surcharges vary in the percentage of reimbursement offered, and not all surcharges fully compensate for fuel price increases even on loaded miles.

The rate of fuel price increases also can have an impact.  Most fuel surcharges are based on the average fuel price as published by the Department of Energy (“DOE”) for the week prior to the shipment.  In times of rapidly escalating fuel prices, the lag time causes under-recovery.

During the first quarter of 2008, the Company's average cost of diesel fuel increased 93 cents per gallon compared with the first quarter of 2007.  The DOE price of fuel increased 82 cents per gallon in January, 89 cents per gallon in February, and 121 cents per gallon in March, compared with the same months of 2007.  On a gross basis, fuel expense increased $17.5 million versus the first quarter of 2007, while miles operated by Company-owned trucks decreased approximately 0.7%.  Due to the factors explained above, fuel surcharges covered only $10.2 million, or 58%, of the increase.  Accordingly, the Company's net cost of fuel rose by $7.2 million, or approximately 7.5 cents per mile.  This had a negative impact of approximately 33 cents per share on the Company's financial results for the quarter.

The Company has established several initiatives to combat the rising cost of fuel.  First and foremost, the Company has invested in auxiliary power units for its tractors that provide heat, cooling, and power for its tractors without idling the engine.  These units had been installed in approximately 15% of the Company's tractors at March 31, 2008.  The Company has also reduced the maximum speed of many of its trucks, implemented strict idling guidelines for its drivers, encouraged the use of shore power units in truck stops, and imposed standards for accepting broker freight that include a minimum combined rate and assumed fuel surcharge component.  At the same time, the Company is approaching shippers with less compensatory overall freight rate and fuel surcharge programs to explain the need for relief if the Company is to continue hauling that shipper's freight.  Despite these efforts, however, fuel expense is expected to remain a major concern for the foreseeable future.

Non-Fuel Operating Expenses

Excluding fuel expense, the Company's operating expenses declined slightly compared with the first quarter of 2007.  The primary decreases in expense related to revenue equipment rentals and depreciation, due to the sale of excess equipment, terminals, and the company airplane.  Included in the depreciation amounts were a $0.6 million net gain on sale of assets during the first quarter of 2008, compared with a $0.3 million net loss on sale of assets for the first quarter of 2007.  The market for used tractors and trailers was reasonably good during the initial part of the quarter but has deteriorated since March.  These benefits were offset by an approximately three cent per mile combined increase in workers' compensation and accident claims expense compared with the 2007 quarter, as well as an increase in operations and maintenance, and an increase in purchased transportation expense associated with the growth of our Covenant Transport Solutions' business.  Excluding the purchased transportation expense associated with Covenant Solutions from our operating expenses, however, the expenses associated with our asset-based truckload operations declined by approximately three cents per mile.

Cash Flow and Liquidity

At March 31, 2008, the Company's total balance sheet debt was $136.7 million and total stockholders' equity was $164.2 million, for a debt-to-capitalization ratio of 45.4% and a book value of $11.71 per share.  At March 31, 2008, the present value of the Company's off-balance sheet financing was $119.0 million, including residual value guarantees under operating leases.  Since the end of 2007, the Company's balance sheet debt has remained essentially constant, while financing under operating leases has decreased by a present value of approximately $12.6 million.

At March 31, 2008, the Company had approximately $52.6 million of combined available borrowing capacity under its accounts receivable securitization facility and revolving line of credit.  The Company was in compliance with all financial covenants under these facilities.  The financial covenants applicable for the first quarter of 2008 include maintaining the following:  (1) cash flow coverage in which lease adjusted leverage is less than 4.0x earnings before interest, taxes, depreciation, amortization, and rents; (2) fixed charge coverage in which earnings before interest, taxes, depreciation, amortization, and rents is at least 1.0x our total lease, principal and interest, and other fixed charges; and (3) tangible net worth of at least $115.0 million ($8.20 per share).  The following table reflects the actual and required covenant compliance calculations:

Financial Covenants at March 31, 2008
Cash Flow Coverage		Fixed Charge Coverage		Tangible Net Worth
Actual	Required	Actual	Required	Actual	Required
3.74x	4.0x	1.22x	1.00x	$124.5 million	$115.0 million

For the second quarter, the Company's cash flow covenant under the credit agreement changes to 3.50 to 1.0.

The Company's original capital expenditure expectation was to invest approximately $50.0 million in new revenue equipment during 2008, net of proceeds of sales and dispositions.  Given the present lack of freight demand, the Company is revisiting its capital expenditure and equipment sale plans.

Outlook

With diesel prices increasing further since the end of the first quarter, and the freight environment remaining highly competitive, the Company expects difficult operating conditions to persist in the second quarter.  Fuel prices, average revenue per total mile, and the percentage of fuel price recovery through fuel surcharges are expected to be the largest items impacting operating results for the foreseeable future.  In addition, the ability to dispose of used equipment at reasonable prices may affect the Company's financial results, net capital expenditures, and business planning.  Given the volatility of fuel prices and the unfavorable relationship between supply and demand in its markets, the Company believes that operating results will be very difficult to predict for the foreseeable future.

The Company will host a conference call tomorrow, April 22, 2008, at 9:30 a.m. Eastern Time to discuss the quarter.  Individuals may access the call by dialing 800-311-9404 (U.S./Canada) and 080-009-2358 2 (International), access code CT3.  An audio replay will be available for one week following the call at 877-919-4059, access code 94078681.  For financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.covenanttransport.com.

Covenant Transportation Group, Inc. is the holding company for several transportation providers that offer premium transportation services for customers throughout the United States. The consolidated group includes operations from Covenant Transport and Covenant Transport Solutions of Chattanooga, Tennessee; Southern Refrigerated Transport of Texarkana, Arkansas; and Star Transportation of Nashville, Tennessee.  The Company's Class A common stock is traded on the Nasdaq National Market under the symbol, "CVTI".

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, the statements relating to the competitiveness of the freight market, the relationship between demand and capacity and factors impacting such relationship, fuel prices and expense, future operating conditions, factors impacting future operating results, our ability to dispose of used equipment and the resulting affect on our operations, and net capital expenditures, are all forward-looking statements. The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims, increased  insurance premiums, fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time, adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that causes our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; changes in the market condition for used revenue equipment and real estate that impact our capital expenditures and our ability to dispose of revenue equipment and real estate on the schedule and for the prices we expect; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment that impact our capital expenditures or our results generally; our ability to renew Dedicated service offering contracts on the terms and schedule we expect; changes in management's estimates of the need for new tractors and trailers; changes in the Company's business strategy that require the acquisition of new businesses; our ability to improve the performance of each of our service offerings and subsidiaries; our ability to cause the performance of our Star Transportation and Southern Refrigerated Transport subsidiaries to return to historical levels; our success in restructuring the company's operations around the identified service offerings; our ability to reduce dependency on broker freight; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; the volume and terms of diesel purchase commitments; interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers; the ability to successfully execute the Company's initiative of improving the profitability of single-driver freight movements; the ability to control increases in operating costs; decreases in productivity that may offset or eliminate potential savings from the installation of auxiliary power units or unexpected maintenance or other costs associated with such units; and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations.  Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:
Joey B. Hogan, Senior Executive VP and Chief Operating Officer	(423) 463-3336
hogjoe@covenanttransport.com

Richard B. Cribbs, VP and Chief Accounting Officer	(423) 463-3331
criric@covenanttransport.com

For copies of Company information contact:
Kim Perry, Administrative Assistant	(423) 463-3357
perkim@covenanttransport.com

	Covenant Transportation Group, Inc.
	Key Financial and Operating Statistics

	Three Months Ended March 31,
($000s)	2008	2007	% Change
Freight revenue	$148,596	$143,542	3.5%
Fuel surcharge revenue	33,078	22,850
Total revenue	$181,674	$166,392	9.2%

Operating expenses
Salaries, wages and related expenses	66,677	67,422
Fuel expense	63,458	45,990
Operations and maintenance	10,816	9,598
Revenue equipment rentals and
purchased transportation	20,346	15,461
Operating taxes and licenses	3,359	3,879
Insurance and claims	7,970	6,255
Communications and utilities	1,757	2,115
General supplies and expenses	5,968	5,682
Depreciation and amortization, including gains &
losses on disposition of equipment	10,917	12,734
Total operating expenses	191,268	169,136
Operating loss	(9,594)	(2,744)
Other (income) expenses:
Interest expense	2,282	3,032
Interest income	(87)	(115)
Other	(33)	(82)
Other expenses, net	2,162	2,835
Loss before income taxes	(11,756)	(5,579)
Income tax benefit	(3,935)	(3,509)
Net loss	$(7,821)	$(2,070)

Basic and diluted earnings (loss) per share	$(0.56)	$(0.15)
Basic & diluted weighted avg. shares outstanding (000s)	14,026	14,005

Operating statistics excludes fuel surcharges:

Average freight revenue per loaded mile	$1.500	$1.506	-0.4%
Average freight revenue per total mile	$1.339	$1.351	-0.9%
Average freight revenue per tractor per week	$3,001	$2,992	0.3%
Average miles per tractor per period	29,149	28,475	2.4%
Weighted avg. tractors for period	3,553	3,686	-3.6%
Tractors at end of period	3,533	3,693	-4.3%
Trailers at end of period	8,512	9,524	-10.6%

Selected balance sheet data, etc.:
	March 31, 2008	Dec. 31, 2007
Total assets	$436,347	$439,794
Total equity	$164,220	$172,266
Total balance sheet debt, including current maturities	$136,753	$136,766
Debt to Capitalization Ratio	45.4%	44.3%
Book value per share	$11.71	$12.28